Exhibit 99.1
Breitburn Energy Partners Declares Common and Preferred Unit Distributions, Provides
Preliminary Operating Information for 2014 and Full Year 2015 Guidance
LOS ANGELES, January 2, 2015 - Breitburn Energy Partners LP (NASDAQ:BBEP) announced today:

•
A cash distribution per Common Unit of $0.0833 for the first month attributable to the fourth quarter of 2014, or $1.00 per unit on an annualized basis. This amount will be payable on January 16, 2015, to unitholders of record at the close of business on January 13, 2015, and represents a reduction from Breitburn’s last monthly payment which was $0.1733 per Common Unit or $2.08 per unit on an annualized basis. This new distribution rate is based on current commodity and financial market conditions and Breitburn’s 2015 guidance, as detailed below. This lower distribution rate substantially increases Breitburn’s estimated distribution coverage ratio to approximately 1.35x for 2015 and improves its financial flexibility.

•
A cash distribution for its 8.25% Series A Cumulative Redeemable Perpetual Preferred Units (NASDAQ: BBEPP) of $0.171875 per Series A Unit. This amount is unchanged from prior levels and is equal to an annual distribution of $2.0625 per Series A Unit. The Series A distribution is payable on February 16, 2015, to record holders of the Series A Units at the close of business on January 30, 2015.

•	Preliminary estimated operating results for 2014, including the effects of the QR Energy, LP acquisition, which closed on November 19, 2014:

◦	Estimated production of approximately 14.1 million Boe

◦	Estimated oil and gas capital expenditures of approximately $375 million
The preliminary estimated operating results for 2014 are estimates only and are subject to clarification, modification, and/or adjustment, as may be included in Breitburn’s Annual Report on Form 10K for 2014.

•
Breitburn’s guidance for full year 2015 reflects the recent significant decline in crude oil prices and a total capital spending program consistent with estimated maintenance capital requirements. Key components of Breitburn’s full year 2015 guidance are:

◦	Estimated production in the range of 19.5 million to 20.7 million Boe;

◦	Total estimated capital expenditures of approximately $200 million; and

◦	Estimated Adjusted EBITDA, a non-GAAP financial measure, between $650 million and $700 million.
Breitburn’s guidance for 2015 is based upon the additional footnotes and cautionary statements set forth herein.

Management Commentary
Halbert S. Washburn, Breitburn’s Chief Executive Officer, said: “Our decision today to reduce our common unit distribution was a difficult one but reflects our outlook for 2015 operating and financial performance measured against the ongoing weakness in commodity prices as well as our focus on financial flexibility throughout the year. Given the current environment, we have also decided to reduce our 2015 capital budget to approximately $200 million. This amount is consistent with our maintenance capital requirements and includes only those projects that we believe will deliver attractive returns in the current commodity price environment.
As we enter 2015, we continue to believe that scale matters in our industry and that we will be well served by our larger base of oil and gas assets and expanded geographic diversity. We also believe Breitburn will benefit from the recently acquired QR Energy assets, and we have directed a significant portion of our capital program toward these properties. We will also continue to evaluate how best to maximize the value of our Permian Basin acreage portfolio, which includes approximately 124,000 gross and 86,000 net acres with hundreds of potential horizontal locations.
Based on the depth of our existing hedge portfolio and our midpoint outlook for total production of approximately 20.1 million Boe, we will have approximately 75% of expected oil and NGL production hedged, and 71% of natural gas production hedged at very strong prices in 2015.
With today’s decisions regarding our plans for 2015, we expect to significantly improve our coverage ratio to approximately 1.35x and to generate excess cash flow throughout the year.”
Hedge Portfolio Update
Based on the midpoint of Breitburn’s production guidance for 2015, approximately 75% of Breitburn’s liquids production is hedged for 2015 at an average price of $93.51/bbl and approximately 71% of Breitburn’s natural gas production is hedged for 2015 at an average price of $4.98/mmbtu. Based upon the same production assumption for 2016, approximately 64% of Breitburn’s liquids production is hedged at an average price of $89.01/bbl and approximately 56% of Breitburn’s natural gas production is hedged at an average price of $4.25/mmbtu.
Please refer to Breitburn’s Summary of Commodity Price Protection Portfolio located at the Investor Relations tab (Events and Presentations) at www.breitburn.com, which has been updated to reflect Breitburn’s 2015 guidance discussed below.
Liquidity Update
The borrowing base under Breitburn’s credit facility was increased to $2.5 billion on November 19, 2014. Breitburn had borrowings of approximately $2.195 billion and had approximately $26.5 million of letters of credit outstanding under its credit facility as of December 31, 2014. The next semi-annual redetermination under Breitburn’s credit facility is scheduled for April. Based upon commodity prices and other factors at the time of the redetermination, our borrowing base may be decreased and may be decreased below our then outstanding borrowings. If that were to occur, we would then need to consider taking additional steps to repay debt under our credit facility. Breitburn will continue to evaluate the public and private markets for capital raising opportunities to reduce borrowings under its credit facility in advance of the April redetermination.

2015 Guidance (excluding acquisitions and financing transactions)
Breitburn’s guidance for 2015 set forth in the table below (Breitburn’s Guidance) is subject to all of the cautionary statements and limitations described herein and under the additional section “Cautionary Statement Regarding Forward-Looking Information.” In addition, estimates for Breitburn’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil, NGLs and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil, NGLs and gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Breitburn’s estimates are based on certain other assumptions, such as well performance, which may actually prove to vary significantly from those assumed. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices, and we cannot fully predict such future commodity or operating costs. Similarly, interest rates and price differentials are set by the market, are not within our control, and can vary dramatically from time to time. Capital expenditures are based on our current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. Breitburn’s Guidance does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the Guidance simply sets forth our best estimate today for the matters included within the Guidance based upon our current expectations about the future based upon both stated and unstated assumptions. Actual conditions and those assumptions may, and probably will, change over the course of the year.

Breitburn 2015 Guidance

($ in thousands, except as otherwise noted)	FY 2015 Guidance (1)
Total Production (MBoe):	19,500	—	20,700
Oil Production (MBbls)	10,950	—	11,750
NGL Production (MBbls)	1,600	—	1,800
Gas Production (MMcfe)	41,700	—	42,900
Average Price Differential %:
WTI Oil Price Differential %	89%	—	95%
Brent Oil Price Differential % (2)	87%	—	93%
NGL Price Differential % (of WTI)	35%	—	41%
Gas Price Differential %	100%	—	105%
Other Revenue (3)	$16,000	—	$18,000
Operating Costs / Boe ($) (4)	$18.75	—	$20.75
Production / Property Taxes (% of oil, NGL, & gas revenue)	7.25%	—	7.75%
G&A (Excl. Unit Based Compensation) (5)	$75,000	—	$79,000
Cash Interest Expense (6)	$163,000	—	$167,000
Preferred Equity Distributions	$16,500
Adjusted EBITDA (7)	$650,000	—	$700,000
Maintenance Capital Expenditures (8)	$200,000

Accompanying Notes for Breitburn 2015 Guidance

(1)	Breitburn’s Guidance is based on flat $60 per barrel WTI crude oil, $65 per barrel Brent crude oil, and $3.50 per Mcf natural gas price levels for 2015.

(2)	Approximately 16% of estimated crude oil production is expected to be sold based on Brent pricing.

(3)	Primarily comprised of non-oil and gas revenues from Breitburn’s Mid-Continent operating area.

(4)
Operating Costs include lease operating costs, processing fees, district expense, and transportation expense. Estimated transportation expense is approximately $10.0 million, largely attributable to Breitburn’s Florida and Ark-La-Tex producing areas. Excluding transportation expense, Breitburn’s estimated operating costs range between $18.25/Boe and $20.25/Boe.

(5)	General and Administrative expenses include approximately $10.0 million of non-recurring costs related to the ongoing integration of the QR Energy acquisition.

(6)
Typically, Breitburn’s borrowings under its credit facility are based on 1-month LIBOR plus an applicable spread ranging from 150 bps to 250 bps. Cash interest expense assumes a 1-month LIBOR rate of 0.50%.

(7)
Assuming the high and low range of Breitburn’s guidance, Adjusted EBITDA is expected to range between $650.0 million and $700.0 million, and is comprised of estimated net loss (before non-cash compensation) between ($185) million and ($239) million, plus unrealized losses on commodity derivative instruments of $365 million, plus DD&A of $340 million, plus interest expense between $163 million (high end of Adjusted EBITDA) and $167 million (low end of Adjusted EBITDA), plus preferred distributions of $16.5 million. Differences between actual and forecast prices could result in changes to unrealized gains or losses on commodity derivative instruments, DD&A, including potential impairments of long-lived assets, and ultimately, net income.

(8)
Maintenance Capital Expenditures excludes capital expense for acquisitions as well as information technology spending of approximately $15.0 million. Maintenance capital is defined as the estimated amount of investment in capital projects and obligatory spending on existing facilities and operations needed to hold production approximately flat over a multi-year period.

About Breitburn Energy Partners LP
Breitburn Energy Partners LP is a publicly traded independent oil and gas master limited partnership focused on the acquisition, development, and production of oil and gas properties throughout the United States. Breitburn’s producing and non-producing crude oil and natural gas reserves are located in the following seven producing areas: the Permian Basin, Michigan/Indiana/Kentucky, Ark-La-Tex, the Mid-continent, the Rockies, Florida, and California. See www.breitburn.com for more information.
Cautionary Statement Regarding Forward-Looking Information
This press release contains statements that Breitburn believes to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the QR Energy acquisition to Breitburn and its unitholders, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of Breitburn, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “believe,” “will” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Breitburn. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.
These risks and uncertainties include, but are not limited to: Breitburn’s ability to integrate successfully after completion of the transaction and achieve anticipated benefits from the transaction; risks relating to any unforeseen liabilities of Breitburn or QR Energy; declines in oil, NGL or natural gas prices; the level of success in exploitation, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploitation and development expenditures; the ability to obtain sufficient quantities of CO2 necessary to carry out enhanced oil recovery projects; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Breitburn’s credit agreement; ability to generate sufficient cash flows from operations to meet the internally funded portion of any capital expenditures budget; ability to obtain external capital to finance exploitation and development operations and acquisitions; federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; the ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on results of operations; failure of properties to yield oil or natural gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and natural gas operations; inability to access oil and natural gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and natural gas industry; risks arising out of hedging transactions; and other risks described under the caption “Risk Factors” in Breitburn’s and QR Energy’s respective Annual Reports on Form 10-K for the period ended December 31, 2013. Breitburn assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release to reflect subsequent events or circumstances.
Contacts:
Antonio D’Amico
Vice President, Investor Relations & Government Affairs
or
Jessica Tang
Investor Relations Manager
(213) 225-0390
BBEP-IR